                           SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other that the Registrant  / /
Check the appropriate box:
/ /   Preliminary Proxy Statement    / / Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2)
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                FOODMAKER, INC.
               (Name of Registrant as Specified in its Charter)

                                FOODMAKER, INC.
                  (Name of Person(s) Filing Proxy Statement)

Paying of Filing Fee (Check the appropriate box):
/X/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-7(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:
/ /   Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.
      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

FOODMAKER


                                                              January 12, 1996






Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Foodmaker, Inc. to be held at 2:00 p.m. on Friday, February 16, 1996, at the Radisson Hotel, Royal Ballroom, 1433 Camino del Rio South, San Diego, California.

    We hope you will attend in person. If you plan to do so, please indicate in the space provided on the enclosed proxy. Whether you plan to attend the meeting or not, we urge you to sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided. This will ensure representation of your shares in the event that you are unable to attend the meeting.

    The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

    The Directors and Officers of the Company look forward to meeting with you.

                                 Sincerely,


                                 JACK W. GOODALL

                                 Jack W. Goodall
                                 Chairman, Chief Executive
                                 Officer and President

                                FOODMAKER, INC.
                              9330 Balboa Avenue
                          San Diego, California 92123
                             ____________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held on February 16, 1996



    The Annual Meeting of Stockholders of Foodmaker, Inc. will be held at 2:00 p.m. on Friday, February 16, 1996, at the Radisson Hotel, Royal Ballroom, 1433 Camino del Rio South, San Diego, California. The meeting will be held to vote upon the following proposals:

   1. To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

   2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants; and

   3. To act upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

    Only stockholders of record at the close of business on December 29, 1995, will be entitled to vote at the meeting.


                                     By Order of the Board of Directors


                                     WILLIAM E. RULON

                                     William E. Rulon, Secretary


San Diego, California
January 12, 1996

                                FOODMAKER, INC.
                              9330 Balboa Avenue
                          San Diego, California 92123
                             ____________________

                                PROXY STATEMENT
                             ____________________

                        ANNUAL MEETING OF STOCKHOLDERS

                               February 16, 1996





                            SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Foodmaker, Inc., a Delaware corporation ("Foodmaker" or the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 2:00 p.m. on Friday, February 16, 1996, and all adjournments and postponements thereof. This Proxy Statement and form of proxy were mailed to stockholders on or about January 12, 1996.

    The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by Foodmaker.

                                    VOTING

    The close of business on December 29, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were 38,802,195 shares of Foodmaker common stock, $.01 par value (the "Common Stock"), outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders.

    Proxies will be voted FOR management's nominees for election as directors and FOR Proposal 2, unless the stockholder otherwise directs in the proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted accordingly. The proxy may be revoked at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of Foodmaker, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

                      NOMINEES FOR ELECTION AS DIRECTORS

    The directors of Foodmaker are elected annually. The term of office of all present directors expires on the date of the Meeting, at which time all nine directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees of management for election as directors are set forth below along with certain information regarding these nominees. Should any nominee become unavailable to serve as a director, the proxies will be voted for such other person as the Board of Directors shall designate. To the best of Foodmaker's knowledge, all nominees are and will be available to serve.

    The following table provides certain information about each of the Company's directors as of January 1, 1996:

                                                                Director
   Name                       Age  Positions with the Company     Since
----------------------------  ---  --------------------------   --------
Michael E. Alpert(5)           53  Director                        1992
Paul T. Carter(2)(5)           73  Director                        1991
Charles W. Duddles             55  Executive Vice President,       1988
                                   Chief Administrative Officer,
                                   Chief Financial Officer and
                                   Director
Edward Gibbons(1)(2)(3)(4)(5)  59  Director                        1985
Jack W. Goodall(1)             57  Chairman of the Board,          1985
                                   Chief Executive Officer
                                   and President
Leonard I. Green(1)(2)(3)(4)   62  Director                        1985
Robert J. Nugent               54  Executive Vice President,       1988
                                   President and Chief Operating
                                   Officer of Jack In The Box
                                   Division and Director
L. Robert Payne(1)(2)(4)(5)    62  Director                        1986
Christopher V. Walker          49  Director                        1988

__________________________

(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Stock Option and Compensation Committees.
(4)  Member of the Investment Committee.
(5)  Member of the Corporate Oversight Committee.

     During the past five years, the business experience, principal occupations, and the employment of the nominees has been as follows:

     Mr. Alpert was a partner in the San Diego Office of the law firm of Gibson, Dunn & Crutcher for more than five years prior to his retirement on August 1, 1992. He is currently Advisory Counsel to Gibson, Dunn & Crutcher. Gibson, Dunn & Crutcher provides legal services from time to time to the Company.

     Mr. Carter has been an insurance consultant for the Government Division of Corroon & Black Corporation since February 1987. From February 1987 until December 1990, he was also a consultant to the San Diego Unified School District on insurance matters. He retired in February 1987 as Chairman and Chief Executive Officer of Corroon & Black Corporation, Southwestern Region and as Director and Senior Vice President of Corroon & Black Corporation, New York.

     Mr. Duddles has been Executive Vice President and Chief Administrative Officer of the Company since May 1988. He has been Chief Financial Officer of the Company since October 1985 and was Senior Vice President from October 1985 to May 1988. He was previously Vice President and Controller of the Company from August 1979 to July 1981 and Senior Vice President, Finance and Administration from August 1981 to October 1985.

     Mr. Gibbons has been a general partner of Gibbons, Goodwin, van Amerongen ("GGvA"), successor to Gibbons, Green, van Amerongen ("Gibbons Green"), an investment banking firm specializing in management buyouts, for more than five years preceding the date hereof. Mr. Gibbons is also a director of Robert Half International, Inc.

     Mr. Goodall has been President of the Company since April 1970, Chief Executive Officer of the Company since February 1979 and Chairman since October 1985. He was also Chairman and Chief Executive Officer of Family Restaurants, Inc. from January 1994 until his resignation in 1995. He was a director of Grossmont Bank, a wholly-owned subsidiary of Bancomer, S.A., from 1980 until October 1995, and has been a director of Van Camp Seafood Company, Inc. since April 1992 and a director of Thrifty Payless, Inc. since October 1992. He has been a director of Ralcorp Holdings, Inc. since March 1994.

     Mr. Green has been a general partner of Leonard Green & Partners, an investment firm, since June 1989. Until June 28, 1989 and for more than five years preceding that date, he was a partner of Gibbons Green. Mr. Green is also a director of Horace Mann Companies, Kash n' Karry Food Stores, Inc., Australian Resources N.L., Carr-Gottstein Foods Co., Thrifty Payless, Inc. and United Merchandising Corp.

     Mr. Nugent has been Executive Vice President of the Company since February 1985 and President and Chief Operating Officer of the Jack In The Box Division of the Company since May 1988. He was Executive Vice President-Operations and Marketing from February 1985 to May 1988. He was previously Division Vice President of the Company from August 1979 to April 1982 and Corporate Vice President-Restaurant Operations from April 1982 through January 1985.

     Mr. Payne was Chairman of the Board of Grossmont Bank, a wholly-owned subsidiary of Bancomer, S.A., from February 1974 until October 1995, and President and Chief Executive Officer of Multi-Ventures, Inc. since February 1976. Multi-Ventures, Inc. is a real estate development and investment company that is also the managing partner of the San Diego Mission Valley Hilton. He was a principal in the Company prior to its acquisition by its former parent Ralston Purina Company in 1968.

     Mr. Walker has been a Managing Director of Trust Company of the West since April 1995. He was a general partner of Leonard Green & Partners, an investment firm, from September 1989 until March 1995. He was associated with Gibbons Green from November 1985 and was a partner thereof from January 1989 until September 1989.

                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

     During fiscal 1995, the Board of Directors had an Executive Committee, an Audit Committee, a Stock Option Committee, an Investment Committee, a Corporate Oversight Committee and a Compensation Committee. Foodmaker does not have a Nominating Committee.

     The Executive Committee, consisting of Messrs. Gibbons, Goodall, Green and Payne, may exercise all the authority of the Board in the management of the Company in the intervals between meetings of the Board of Directors. In 1995, the Executive Committee held two meetings.

     The Audit Committee, consisting of Messrs. Carter, Gibbons, Green, and Payne, directs the internal and external audit activities of Foodmaker as deemed appropriate. The Audit Committee held one meeting in 1995.

     The Stock Option Committee and the Compensation Committee, both consisting of Messrs. Gibbons and Green, held no formal meetings in 1995. However, stock options were granted on several occasions by unanimous written consents.

     The Investment Committee, consisting of Messrs. Gibbons, Green and Payne, held no meetings in 1995 but took action by unanimous written consent on one occasion.

     The Corporate Oversight Committee, consisting of Messrs. Alpert, Carter, Gibbons and Payne, which was established to report to the Board of Directors regarding any conflicts of interest which may arise in the relationship between the Company and Family Restaurants, Inc., held no meetings in 1995.

     In 1995, the Board of Directors held four general meetings and on one occasion acted by unanimous written consent. Each director, other than Mr. Gibbons, attended more than 75% of the aggregate of the general meetings and the meetings of committees on which such director serves.

     Directors who are also officers of Foodmaker or its subsidiaries receive no additional compensation for their services as directors. The independent directors of the Company receive compensation consisting of an $18,000 annual retainer and $1,500 for each Board of Directors' meeting attended in person. No additional compensation is paid for actions taken by the Board of Directors by written consent or participating in telephonic meetings. Under the Company's Deferred Compensation Plan for Non-Management Directors, each independent director may defer any portion or all of such compensation. Amounts deferred under the plan's equity option are immediately converted to stock equivalents at the then current market price of the Company's common stock and matched at a 25% rate by the Company. A director's stock equivalent account is distributed in cash, based upon the ending number of stock equivalents and the market value of the Company's common stock, at the conclusion of the director's service as a member of the Board of Directors. All of the independent directors have elected to defer their compensation pursuant to this plan since its adoption on February 17, 1995.

     Pursuant to the Company's Non-Employee Director Stock Option Plan, commencing February 17, 1995 and annually thereafter upon election to the Board, each independent director also receives a stock option to purchase 10,000 shares of the Company's common stock at the market value, as defined, on the date of grant.

     Additionally, the Company paid Mr. Carter $15,000 in fiscal 1995 and intends to pay him the same amount in fiscal 1996 for consultation services relating to insurance matters. Except as described below under "Compensation Committee Interlocks and Insider Participation", no additional compensation is paid to other members of the Board of Directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 15, 1995, information with respect to beneficial ownership of voting securities of the Company by
(i) each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company, (iii) each executive officer listed in the executive compensation table herein and (iv) all directors and executive officers of the Company as a group.
                                                   Number of Shares    Percent
                                                     Beneficially         of
     Name                                              Owned(1)        Class(1)
---------------------------------------------      ----------------   ---------
The Capital Group Companies, Inc.(2). . . . . . . .   4,262,100         11.0%
The Prudential Insurance Company of America(3). . .   4,132,617         10.7%
Jack W. Goodall . . . . . . . . . . . . . . . . . .   1,088,973          2.8%
Robert J. Nugent. . . . . . . . . . . . . . . . . .     704,771          1.8%
Charles W. Duddles. . . . . . . . . . . . . . . . .     494,793          1.3%
Kenneth R. Williams . . . . . . . . . . . . . . . .     431,206          1.1%
Edward Gibbons(4) . . . . . . . . . . . . . . . . .     349,736            *
Paul L. Schultz . . . . . . . . . . . . . . . . . .     171,903            *
Leonard I. Green(5) . . . . . . . . . . . . . . . .     166,695            *
L. Robert Payne . . . . . . . . . . . . . . . . . .      71,000            *
Paul T. Carter. . . . . . . . . . . . . . . . . . .      28,750            *
Christopher V. Walker . . . . . . . . . . . . . . .      22,000            *
Michael E. Alpert . . . . . . . . . . . . . . . . .      10,000            *
All directors and executive officers
  as a group (20 persons) . . . . . . . . . . . . .   4,166,909         10.4%
_________________________

*  Less than one percent

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Messrs. Goodall, Nugent, Duddles, Williams, Gibbons, Schultz, Green, Payne, Carter, Walker and Alpert have the right to acquire within 60 days of the above date, 385,000, 200,000, 135,000, 150,000, 10,000, 75,833, 10,000,
     46,000, 16,750, 10,000 and 10,000, respectively, of the shares reflected above as beneficially owned.

(2) According to the most recent filing on Schedule 13G, Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised as of December 31, 1994, investment discretion with respect to 2,432,100 and 1,830,000 shares, respectively, and sole voting power with respect to 1,735,700 of such shares, all of which are owned by various institutional investors. The address of The Capital Group Companies, Inc. is 333
     South Hope Street, Los Angeles, CA 90071.

(3) According to the most recent filing on Schedule 13G, The Prudential Insurance Company of America ("Prudential"), as of November 30, 1995, held 4,114,617 shares in its general account and another 18,000 shares in various accounts for the benefit of its clients but over which Prudential may have direct or indirect voting and/or investment discretion. Prudential's address is Prudential Plaza, Newark, NJ 07102-3777.

(4)  Includes 25,000 shares owned by Mr. Gibbons' wife.

(5) Includes 107,235 shares owned by TG Limited, a general partnership in which Mr. Green is the managing partner.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the annual and long-term compensation of the Company's chief executive officer and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the fiscal years indicated. Bonus amounts were accrued during the year and paid shortly thereafter.

                                                                                             Securities     All Other
                                                     ----------Annual Compensation--------   Underlying     Compensa-
Name and Position                          Year      Salary($)      Bonus($)  Other($)<F1>    Options(#)   -tion($)<F2>
-----------------------------------------  ----      ---------      --------  ------------   -----------   ------------
Jack W. Goodall <F3>                       1995       648,867       120,000       27,436             -        1,344
  Chairman of the Board, Chief Executive   1994       631,951             -       62,138        35,000        1,344
  Officer and President                    1993       563,077             -       87,943             -        1,344

Robert J. Nugent                           1995       382,370        70,000        4,613             -        1,344
  Executive Vice President, President and  1994       371,165             -       19,659        25,000        1,344
  Chief Operating Officer of               1993       328,461             -       42,380             -        1,344
  Jack In The Box Division and Director

Charles W. Duddles                         1995       282,370        50,000        8,986             -        1,344
  Executive Vice President, Chief          1994       271,165             -       21,438        20,000        1,344
  Administrative Officer, Chief Financial  1993       234,615             -       44,666             -        1,344
  Officer and Director

Kenneth R. Williams                        1995       282,370        40,625       10,087        25,000        1,344
  Senior Vice President, Executive Vice    1994       271,165             -       30,075        15,000        1,344
  President of Jack In The Box Division    1993       234,615             -       47,588             -        1,344

Paul L. Schultz                            1995       208,171        29,250        7,992        22,500        1,032
  Vice President, Vice President of        1994       198,420             -       19,462        10,000          787
  Operations of Jack In The Box Division   1993       168,923             -       39,094             -          787
----------------------------------------

<F1> Other annual compensation in 1994 includes approximate automobile allowances, which were discontinued February 7, 1994, of $17,000 for Mr. Goodall and $11,000 for Messrs. Nugent, Duddles, Williams and Schultz, and in 1993, $48,000 for Mr. Goodall, $32,000 for Messrs. Nugent, Duddles and Williams, and $28,000 for Mr. Schultz. Also included are the Company's matching contributions to the deferred compensation plan, which for Mr. Goodall were $19,466 in 1995, $18,959 in 1994 and $28,142 in 1993, for Mr. Williams $8,135 in 1994 and for Mr. Duddles $11,088 in 1993; and reimbursement for executive health benefits for Mr. Goodall of $7,494 in 1995 and $25,543 in 1994 and for Mr. Williams $10,735 in 1994.
     Other included amounts do not exceed 25% of the total other annual compensation in years when such compensation exceeds the limits of the lesser of 10% of salary and bonus or $25,000.

<F2> All other compensation represents the premiums on term life insurance for the benefit of the named executive officer. The Company has no interest in such insurance policies.

<F3> From January 1994 through April 1995, approximately 50% of Mr. Goodall's listed annual compensation was charged to Family Restaurants, Inc. where he also served as Chairman of the Board and Chief Executive Officer. See "Compensation Committee Interlocks and Insider Participation - Family Restaurants, Inc. Transactions".

Stock Option Grants in Fiscal 1995

     Set forth below is information with respect to options granted to Mr. Williams and Mr. Schultz during the 1995 fiscal year. No options were granted during the year to the other named executive officers in the Summary Compensation Table.

                                                                                      Potential Realizable Value
                                                                                        at Assumed Annual Rates
                         Number of     % of Total                                           of Stock Price
                         Securities   Options/SARs                                         Appreciation For
                         Underlying    Granted to    Exercise or                              Option Term
                        Options/SARs    Employees    Base Price      Expiration        --------------------------
Name                     Granted (#)  in Fiscal Year  ($/Share)          Date              5%               10%
-------------------     ------------- --------------  ----------     ----------         -------          --------
Kenneth R. Williams . . .   25,000         3.1%         $5.125         12/11/04         $80,577          $204,198
Paul L. Schultz . . . . .   12,500         1.5%          5.000         01/02/05          39,306            99,609
                            10,000         1.2%          6.500         08/28/05          40,878           103,593

Option Exercises in Fiscal 1995 and Fiscal Year-End Values

     Set forth below is information with respect to options exercised by the named executive officers during the 1995 fiscal year, and the number and value of unexercised stock options held by the named executive officers at the end of the fiscal year.

                                                             Number of
                                                        Securities Underlying
                                                             Unexercised                Value of Unexercised
                                                         Options/SARs Held at         In-the-Money Options/SARs
                            Shares                          Fiscal Year-End                at Fiscal Year-End
                          Acquired on     Value      ----------------------------    ----------------------------
Name                      Exercise(#)    Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------       -----------    --------    -----------    -------------    -----------    -------------
Jack W. Goodall . . . . .      0           $  0         385,000              0        $1,050,935        $    0
Robert J. Nugent. . . . .      0              0         200,000              0           419,143             0
Charles W. Duddles. . . .      0              0         135,000              0           333,919             0
Kenneth R. Williams . . .      0              0         137,500         12,500           232,013         7,813
Paul L. Schultz . . . . .      0              0          66,250         16,250            81,557         4,688

Report of the Board of Directors and Stock Option Committee on Executive Compensation

    The Board of Directors has the primary responsibility for determining executive compensation. There are also Compensation and Stock Option Committees each composed of not less than two non-employee independent directors. Executive compensation is designed to (a) provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives, and (b) provide salary and other rewards that are closely linked to Company, team, and individual performance, focused on achievement of annual business plans and longer term incentives linked to increases in stockholder value. The Chief Executive Officer recommends the compensation to be paid to executive officers of the Company other than himself; final determination of the amount of compensation rests with the non-employee members of the Board of Directors. Board members who are also executive officers do not participate in discussions about, nor do they vote on, recommendations concerning their respective compensation.

    The Company's executive officer compensation program is comprised of base salary, bonus opportunity, long-term incentive compensation in the form of stock options, and other benefits such as health insurance.

    It is the objective of the Company to maintain base salaries that are within the upper mid-range of amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as the Company. The Performance Bonus Plan provides for a bonus as a percent of base salary which is dependent upon the Company's performance level achieved and the job classification of the individual.

The purpose of the Performance Bonus Plan is to reward key employees, executives and officers for achievement of corporate and/or division goals relating to earnings. The performance bonuses for the named executives for fiscal 1995 were considered appropriate based on the Company's recovery to profitable operations in the last half of the year and are reflected in the Summary Compensation Table.

    The 1992 Employee Stock Incentive Plan forms the basis for the Company's long-term incentive plan for officers and key managers. The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain and motivate employees by providing for or increasing the proprietary interests of such employees in the Company. During 1995, a stock option was granted to Mr. Williams for the purchase of 25,000 shares of Common Stock at $5.125 per share, exercisable 50% on May 11, 1995 and November 11, 1995. Mr. Schultz also received stock options for the purchase of 12,500 shares of Common Stock at $5.00 per share, exercisable 50% on June 2, 1995 and December 2, 1995, and 10,000 shares at $6.50 per share, exercisable one-third on October 2, 1995, 1996 and 1997. All options were granted at the market price on the dates of grant.

    This report is submitted by the Board of Directors and the Stock Option Committee.

                  Board of Directors                   Stock Option Committee
      ----------------------------------------------   ----------------------
      Michael E. Alpert         Leonard I. Green       Edward Gibbons
      Paul T. Carter            Robert J. Nugent       Leonard I. Green
      Charles W. Duddles        L. Robert Payne
      Edward Gibbons            Christopher V. Walker
      Jack W. Goodall

    This report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.


Compensation Committee Interlocks and Insider Participation

    During fiscal 1995, the members of the Board of Directors were primarily responsible for determining executive compensation. Mr. Goodall, who is an executive officer and also a member of the Board of Directors, participated in discussions to the extent of making recommendations concerning the compensation of executive officers other than himself. In addition, the Company is a party to the transactions described below in which Edward Gibbons, Leonard I. Green and/or Christopher V. Walker, who are members of the Board of Directors, have a material interest.

    Transactions with GGvA - Pursuant to an agreement which expired on December 31, 1994, the Company paid GGvA a monthly fee of $75,000 plus expenses. Under this agreement, subject to certain conditions, GGvA provided management consulting and financial planning services to the Company, including assistance in strategic planning, negotiating and structuring bank loans and exploring potential acquisitions, mergers and restructurings for the Company. The contacts and expertise provided in these areas enhanced the Company's opportunities and management's expertise in these matters.
Mr. Gibbons, who is a director of Foodmaker, is a general partner of GGvA and GGvA is the general partner of The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partnership (collectively "Fulcrum III"), Delaware limited partnerships. Fulcrum III owned 17,521,106 shares, or approximately 45%, of the Company's common stock until such stock was distributed to the Fulcrum III partners in November 1995. The specialized consulting services provided by GGvA did overlap somewhat with Mr. Gibbon's role as director, for which he did not receive any additional compensation. Since the expiration of this agreement, the Company has compensated Mr. Gibbons on the same basis as other independent directors. The amount of the fee paid to GGvA was determined by negotiations between the management of the Company and GGvA, and approved by the Board of Directors of the Company. The Company believes that the terms of its agreement with GGvA were comparable to what could have been obtained from an unrelated, but equally qualified, third party. Family Restaurants, Inc. Transactions - On January 27, 1994, Foodmaker, Apollo FRI Partners, L.P. ("Apollo") and Green Equity Investors, L.P. ("GEI"), whose general partner is Leonard Green & Partners, acquired Restaurant Enterprises Group, Inc. ("REGI"), a company that owns, operates and franchises various restaurant chains including El Torito, Carrows and Coco's. Contemporaneously, REGI changed its name to Family Restaurants, Inc. ("FRI"). Concurrently, Foodmaker contributed its entire Chi-Chi's Mexican restaurant chain to FRI in exchange for a 39% equity interest in FRI, valued at $62 million, a five-year warrant to acquire 111,111 additional shares at $240 per share, which would increase its equity interest to 45%, and approximately $173 million in cash ($208 million less the face amount of Chi-Chi's debt assumed, aggregating approximately $35 million). Apollo and GEI, respectively, contributed $62 million and $29 million in cash and held approximate 39% and 18% equity positions in FRI. Management of FRI hold the remaining equity positions in FRI. The net cash received was used by Foodmaker to repay all of the debt outstanding under its then existing bank credit facility, which was terminated, and to reduce other debt, to the extent permitted by the Company's financing agreements, and to provide funds for capital expenditures and general corporate purposes.

    As a result of negative publicity regarding the nutritional value of Mexican food, and resulting sales declines, FRI wrote off the goodwill attributable to Chi-Chi's in their fourth quarter ended December 25, 1994. The Company recorded in its first quarter of 1995 the complete write-down of its 39% investment in FRI as a result of the goodwill write-off.

    During 1995 Mr. Goodall resigned as Chief Executive Officer of FRI and disposed of his equity interest in FRI for a nominal amount. As part of Mr. Goodall's separation agreement, FRI forgave the unpaid balance of approximately $700,000 under the note originally issued by Mr. Goodall as partial payment for his shares.

    Because of FRI's continuing substantial losses and resulting increased borrowing requirements, the major FRI stockholders were required to purchase a participation with respect to any additional advances by the banks to FRI. Rather than become liable for these advances, the Company, by an agreement dated November 20, 1995, transferred all of its stock and warrants to Apollo. Since the Company's investment in FRI was previously written off in fiscal 1995, the consummation of this agreement subsequent to the date of the financial statements will have no effect on the financial condition or results of operations of the Company.

Pension Table

    Retirement Plan. The Company maintains a retirement plan (the "Retirement Plan"), which was adopted effective October 21, 1985 and restated effective as of January 1, 1989. The Retirement Plan is a defined benefit plan covering eligible regular employees employed in an administrative, clerical, or restaurant hourly capacity who have completed 1,000 Hours of Service and reached age 21. The Retirement Plan provides that a participant retiring at age 65 will receive an annual retirement benefit equal in amount to one percent of Final Average Pay multiplied by Benefit Service plus .4% of Final Average Pay in excess of Covered Compensation multiplied by Benefit Service, subject to grandfathered minimum benefit accruals under the previous plan as of December 31, 1988. The .4% portion of the calculation is limited to a maximum of 35 years of service. The Employee Retirement Income Security Act of 1974 ("ERISA") and various tax laws may cause a reduction in the annual retirement benefit payable under the Retirement Plan. (The preceding capitalized terms are defined in the Retirement Plan.)

    Although normal retirement is age 65, benefits may begin as early as age 55 if service requirements defined in the Retirement Plan are met. Benefits payable are reduced for early commencement.

    Supplemental Retirement Plan. The Company established a non-qualified supplemental retirement plan for selected executives effective April 2, 1990, known as the Supplemental Executive Retirement Plan. The plan provides for a percentage of replacement income based on Service and Final Average Compensation (each as defined in the plan). The target replacement income from all Company funded sources based upon a maximum of 30 full years of service is 60% of Final Average Compensation. For those executives whose service lengths are less than 30 years, the target percentage of 60% is reduced by applying a factor determined by dividing the number of full years of actual service by 30. The plan is unfunded and represents an unsecured claim against the Company.

    Easy$aver Plus Plan. Effective October 21, 1985, the Company adopted the Foodmaker Savings Investment Plan, currently named the Foodmaker Easy$aver
Plus Plan (the "E$P"), which includes a cash-or-deferred arrangement under
Section 401(k) of the Internal Revenue Code. Eligible regular full-time employees who have completed at least one year of service and reached age 21 qualify for the E$P. Participants in the E$P may defer up to 12% of their pay on a pre-tax basis. In addition, the Company contributes on a participant's behalf an amount equal to 50% of the first 4% of compensation that is deferred by the participant.

    Deferred Compensation Plan. Since January 1, 1989, all executive officers and certain other members of management of the Company have been excluded from participation in the E$P. Effective April 2, 1990, all such persons were offered an opportunity to participate in a non-qualified deferred compensation plan established by the Company. Participants of the plan, known as the Capital Accumulation Plan for Executives, may defer up to 15% of base and/or bonus pay. The Company matches 100% of the first 3% of participant deferrals. Benefits paid under such plan also include an interest component. The plan is unfunded and participant accounts represent unsecured claims against the Company.

    Summary of Retirement and Other Deferred Benefits. The following table shows estimated annual benefits payable to participants as a straight life annuity. The benefits are derived from some or all of the following Company funded sources: Retirement Plan, Company match dollars in the E$P, Company match dollars in the Deferred Compensation Plan, Supplemental Retirement Plan and Social Security (50% of primary insurance amount).

                  Estimated Annual Benefits Based on Years of Service
Average Annual    ---------------------------------------------------
   Earnings            10        15        20        25        30
-------------      --------  --------  --------  --------  --------
$  100,000. . . .  $ 20,000  $ 30,000  $ 40,000  $ 50,000  $ 60,000
   200,000. . . .    40,000    60,000    80,000   100,000   120,000
   300,000. . . .    60,000    90,000   120,000   150,000   180,000
   400,000. . . .    80,000   120,000   160,000   200,000   240,000
   500,000. . . .   100,000   150,000   200,000   250,000   300,000
   600,000. . . .   120,000   180,000   240,000   300,000   360,000
   800,000. . . .   160,000   240,000   320,000   400,000   480,000
 1,000,000. . . .   200,000   300,000   400,000   500,000   600,000
 1,200,000. . . .   240,000   360,000   480,000   600,000   720,000

     At October 1, 1995, the number of years of service under the retirement plans for Messrs. Goodall, Nugent, Duddles, Williams and Schultz was 27, 16, 22, 25 and 20, respectively; and the amount of eligible compensation for each of these individuals approximates the amounts reflected as salary and bonus in the Summary Compensation Table.

                            CERTAIN TRANSACTIONS

     At the beginning of the fiscal year, Sharon Payne, daughter of
L. Robert Payne, a director of the Company, held a 20.6% equity interest in Foodmex, Inc. ("Foodmex"), which franchises and operates ten Jack In The Box restaurants in Mexico. The majority of the funds invested by Ms. Payne in Foodmex were loaned to her by Mr. Payne; the loan was secured by Ms. Payne's equity position in Foodmex. During the year, Mr. Payne acquired the interest of his daughter in Foodmex and, in December 1995, entirely disposed of all interest to other Foodmex shareholders. He retains no equity or other interest in Foodmex.

     As a franchisee of the Company, Foodmex has various financial obligations to the Company for franchise fees and other trade accounts payable, which had been approximately $280,000 per month but have declined to approximately $120,000 per month. As a result of the devaluation of the Mexican Peso, Foodmex encountered severe financial difficulties and became unable to meet its obligations on a current basis. Therefore, Foodmex has been required to pay in advance for its food and supplies purchased from the Company and has entered into an agreement for the payment, over an extended period without interest, of the accumulated arrearage of approximately $830,000 and a portion of the royalties accruing during 1996. In addition, the Company has agreed to waive late charges accrued through December 1995, upon timely and satisfactory completion of the established payment schedule. The Company believes the terms of the credit and franchise agreements are no more favorable to the franchisee than could have been obtained by an entirely unrelated third party.

                           PERFORMANCE GRAPH

     The following graph compares the cumulative return to holders of the Company's Common Stock at the end of each fiscal year since the initial public offering on March 4, 1992 with the Standard & Poor's ("S&P") 500 Index and Nations Restaurant News ("NRN") Stock Index for the same period. The comparison assumes $100 was invested on March 4, 1992 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no dividends during the periods.


           [A LINE GRAPH CHART WAS INCLUDED HEREIN WHICH GRAPHICALLY
            REFLECTED THE FOLLOWING DATA]


                March 4,  September 27,  October 3,  October 2,  October 1,
                  1992         1992         1993        1994        1995
                --------  -------------  ----------  ----------  ----------
Foodmaker, Inc.    100          70           65          38          38
S&P 500 Index      100         101          113         113         143
NRN Stock Index    100         102          122         124         177

                     COMPLIANCE WITH REPORTING OBLIGATIONS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, each executive officer, director and beneficial owner of more than 10% of the Company's Common Stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirements and a report on Form 4 or Form 5 must be filed to reflect changes thereafter. Based on written statements and copies of forms provided to the Company by persons subject to the reporting requirements, the Company believes that all such reports required to be filed by such persons during fiscal 1995 were filed on a timely basis, except that late Forms 4 were filed by William F. Motts reflecting the transfer of stock pursuant to a marital termination agreement; and L. Robert Payne and the Payne Family Trust upon purchasing stock.


                        RATIFICATION OF THE APPOINTMENT
                          OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed KPMG Peat Marwick LLP as independent accountants to examine the consolidated accounts of the Company for the fiscal year ending September 29, 1996, subject to ratification by stockholders. KPMG Peat Marwick LLP has acted as accountants for Foodmaker since 1986. The firm will be represented at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.


                                OTHER BUSINESS

     Foodmaker's management is not aware of any other matters to come before the Meeting. If any matter not mentioned herein is properly brought before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.


                           STOCKHOLDER PROPOSALS FOR
                              1997 ANNUAL MEETING

     Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, on or before September 16, 1996. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                       1995 ANNUAL REPORT AND FORM 10-K

     A copy of the 1995 Annual Report to Stockholders accompanies this Proxy Statement. Foodmaker's Annual Report on Form 10-K for the year ended
October 1, 1995, as filed with the Securities and Exchange Commission, contains detailed information concerning Foodmaker and its operations which is not included in the 1995 Annual Report. A COPY OF THE 1995 FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO:
Foodmaker Treasury Department, 9330 Balboa Avenue, San Diego, California 92123-1516.

                                    By Order of the Board of Directors,

                                    WILLIAM E. RULON

                                    WILLIAM E. RULON
                                    Secretary

Proxy side one ----------------------------------------------------------------

PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                   FOODMAKER, INC.
        FOR ANNUAL MEETING OF STOCKHOLDERS ON FEBRUARY 16, 1996 AT 2:00 P.M. RADISSON HOTEL, ROYAL BALLROOM, 1433 CAMINO DEL RIO SOUTH, SAN DIEGO, CA

The undersigned hereby appoints Jack W. Goodall, Charles W. Duddles and William E. Rulon and each of them, acting by a majority or by one of them if only one is acting, as lawful proxies, with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Foodmaker, Inc., a Delaware corporation ("Foodmaker"), on February 16, 1996, and any postponements or adjournments thereof. The above named proxies are instructed to vote all the undersigned's shares of stock on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on the other side hereof and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all nominees listed and "FOR" Proposal 2. The Board of Directors recommends a vote FOR the above proposals.



(Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                            ^  FOLD AND DETACH HERE  ^








                                 FOODMAKER, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                         FEBRUARY 16, 1996 AT 2:00 P.M.

                         RADISSON HOTEL, ROYAL BALLROOM
                   1433 CAMINO DEL RIO SOUTH, SAN DIEGO, CA

Proxy  side  two --------------------------------------------------------------
                                                           Please mark
                                                           your votes as
                                                           indicated in   /X/
                                                           this example.



1.  ELECTION OF DIRECTORS                      FOR                 WITHHOLD
                                          all nominees            AUTHORITY
Nominees: Michael E. Alpert, Paul T.     listed (except        to vote for all
          Carter, Charles W. Duddles,      as withheld)         nominees listed
          Edward Gibbons, Jack W.              / /                    / /
          Goodall,  Leonard I. Green,
          Robert J. Nugent, L. Robert
          Payne and Christopher V.
          Walker.

(Instruction: To withhold authority to
vote for any individual
nominee, write that nominees
name below.)

------------------------------------------

2. Ratification of appointment of KPMG Peat         FOR   AGAINST   ABSTAIN
   Marwick LLP as independent accountants.          / /     / /       / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   I plan to attend the meeting.                        YES          NO
                                                        / /         / /
   STOCKHOLDER
   ADDRESS &
   SHARE OWNERSHIP


Signature(s)________________________________________ Dated: _____________,1996
Stockholder(s), please sign above exactly as name appears hereon; in the case of joint holders, all should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.
 PLEASE SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
________________________________________________________________________________
                           ^  FOLD AND DETACH HERE  ^

BALLOT                          FOODMAKER, INC.                         BALLOT
               Annual Meeting of Stockholders, February 16, 1996

The undersigned votes________________________________(________________________)
shares of stock,  with respect to the following:

1. Election of Directors: Michael E. Alpert, Paul T. Carter, Charles W. Duddles, Edward Gibbons, Jack W. Goodall, Leonard I. Green, Robert J. Nugent, L. Robert Payne and Christopher V. Walker.
        / / FOR all nominees listed.
        / / FOR all nominees listed except____________________________________
                     / / WITHHOLD AUTHORITY to vote for all nominees listed.

2.      Ratification of appointment of KPMG Peat Marwick LLP as independent
        accountants.                  / / FOR   / / AGAINST   / / ABSTAIN


                               ______________________________________________
                               Stockholder's signature

INSTRUCTION: If ballot is cast by proxy, print stockholder name above or, if multiple stockholders, print "Proxies Filed" above.


                               ______________________________________________
                               Proxy signature (if ballot is cast by proxy)